11568 Sorrento Valley Rd. Suite 13 San Diego, CA 92121 www.ecob.net

Eco Building Products Subsidiary,

Wood Protection Technologies Inc.

Secures New Funding

Wood Protection Technologies announces new $400,000 credit facility.

San Diego, CA – February 23, 2017 – Eco Building Products, Inc., (PINK: ECOB) announced today that its newly formed subsidiary, Wood Protection Technologies, Inc. has secured a $400,000 credit facility to fund the Company’s launch and immediate term ramp up.

Tom Comery, President and CEO of both companies, had this to say about the announcement; “This is a critical milestone in preparing the Company to operationalize its suite of environmentally friendly, wood protection chemical formulations. Attracting new capital was one of the first stage objectives behind the subsidiary so it feels good to have this finalized early on. With this in place, we can move forward with the funding necessary to consummate the sales agreements we have under negotiation as well as accelerate the testing process for our new products.”

Adding, “It is particularly gratifying that we were able to secure conventional term loans at very reasonable interest rates.”

Eco announced on February 9th that it had formed a new subsidiary, Wood Protection Technologies, Inc., to position the Company’s products for alignment with major Industry partners and to attract new, more efficient, lower cost capital.

About Eco Building Products, Inc.

Eco Building Products, Inc. (Eco) is a manufacturer of proprietary, environmentally conscientious chemistry utilizing patent pending ECOB WoodSurfaceFilm™ and FRC™ technology (Fire Retardant Coating). Eco’s products protect against fire, mold/mycotoxins, fungal-decay, wood ingesting insects and termites. Eco is headquartered in San Diego, CA and goes to market through licensed Affiliates nationwide.

11568 Sorrento Valley Rd. Suite 13 San Diego, CA 92121 www.ecob.net

Safe Harbor Statement: This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words “believes,” “expects,” “intends,” “plans,” “anticipates,” or “may,” and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. Forward looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this release. ECOB takes no obligation to update or correct forward-looking statements, and also takes no obligation to update or correct information prepared by third parties.

Company Contact

Eco Building Products, Inc.

Phone: 1 (858.780.4747)

Email: info@ecob.net

Web Site: www.ecob.net